Exhibit 10.79
October 2, 2024

Luis Fernandez-Moreno
[Address]

Dear Luis,
We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation ("lngevity") as Interim President and Chief Executive Officer ("Interim CEO"), reporting to lngevity's Board of Directors (the "Board"), based at our global headquarters in North Charleston, South Carolina, effective on October 2, 2024.
You will continue to serve as a member of the Board and will be nominated for reelection to the Board annually, but you will resign, effective October 2, 2024, from all roles held on Board committees. While serving as Interim CEO, you will not be eligible for cash fees or additional director equity grants pursuant to any non-employee director plans or programs maintained by the Company.
Your compensation for the Interim CEO role will be $250,000.00 monthly ($3,000,000.00 annually), paid on the last working day of each month, while employed as Interim CEO.
In addition to your base salary, upon your start date you will receive a one-time equity award of a number of service-based restricted stock units ("RSUs") with a value of $1,000,000 (the "RSU Award") calculated based on the closing stock price on October 2, 2024, which will vest one year from the grant date, subject to your continued employment or Board service through such date; provided that, to the extent a successor Chief Executive Officer has been appointed by the Board prior to such date, you have facilitated an orderly transition of duties to such successor; provided further that, if your service as Interim CEO ceases prior to such date, you shall only vest in a portion of the RSU Award equal to 1/12 of the RSU Award multiplied by the full and partial number of months during which you served as Interim CEO.
lngevity offers a robust array of benefits, which are summarized below:
•Savings Plan: You will be eligible to participate in lngevity's Retirement Savings Plan, which is a 401(k) plan that allows you to make contributions of your pay on a pre-tax, Roth and after-tax basis. The plan generally also provides for a company match of up to 6% and a 3% automatic company contribution. Your contributions and any company match are 100% vested immediately, while any automatic contribution is 100% vested after 3 years. You will receive more information about enrollment in the Savings Plan during new hire orientation.
•Vacation: You will be eligible to accrue vacation benefits beginning on your start date and may earn up to 4 weeks of vacation over a 12-month period of employment.
•Travel and Lodging Expenses: You will be entitled to reimbursement for reasonable travel and lodging expenses (or a housing allowance, as mutually agreed) during your period of service as Interim CEO when traveling to, and staying in, North Charleston, South Carolina, for in-person attendance at lngevity's headquarters. In addition, you will also be entitled to airfare and ground transportation from South Carolina to your residences in Pennsylvania and Florida during your service as Interim CEO. Reimbursement shall be made promptly upon presentation of receipts for such travel in accordance with lngevity's reimbursement policies.
The above stated plans or programs are reviewed periodically, and may be amended based on company goals, business needs and legal requirements. We understand you will not participate in the company's health and welfare plans.
Compliance with Section 409A
It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, however, that the tax treatment of benefits under this letter agreement is not warranted or guaranteed.
For purposes of any payments of "deferred compensation" subject to Section 409A to be made upon your termination of employment, such term will mean your "separation from service" as defined under Section 409A. In the event that

Exhibit 10.79
any payments under this letter agreement constitute "deferred compensation" subject to Section 409A and you are a "specified employee" as defined under Section 409A, no such payments will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.
Eligibility/ Employment At Will
lngevity is required to verify the identification and eligibility of new employees to work in the United States. On your first day of employment, please bring appropriate documentation regarding eligibility for employment. The verification form, detailing required documents, will be enclosed in your "Welcome to lngevity" email.
All employment at lngevity, contingent or otherwise, is at-will. All policies, manuals or similar documents are meant to be an explanation of policies or programs and do not change the terms of your at-will employment. Either you or lngevity may terminate your employment at any time.
Other lngevity Policies
As Interim CEO, you will be subject to lngevity's Stock Ownership Guidelines, Insider Trading Policy, Code of Conduct, and other lngevity policies as in effect from time to time for executives of lngevity.
Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy lngevity may adopt and as such policy may be from time to time amended.
Luis, if the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter to me.

Best,

/s/ JEAN BLACKWELL

Jean Blackwell
Chair of the Board of Directors

ACCEPTED AND AGREED:

/s/ LUIS FERNANDEZ-MORENO

Name: Luis Fernandez-Moreno
Date: 10/2/2024